                                  SCHEDULE 14A
                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

Filed by the Registrant /X/

Filed by a Party Other than the Registrant / /

Check the appropriate box:

/X/   Preliminary Proxy Statement

/ / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

/ /   Definitive Proxy Statement

/ /   Definitive Additional Materials

/ /   Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                WAVO CORPORATION

                (Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (check the appropriate box):

/X/   No fee required.

/ /   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

Title of each series of securities to which transaction applies:

(1)  Aggregate number of securities to which transaction applies:

(2) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(3)  Proposed maximum aggregate value of transaction:

         $

(4)  Total fee paid:

         $

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)  Amount previously paid:

(2)  Form, Schedule or Registration Statement No.:

(3)  Filing Party:

(4)  Date Filed:

                                      WAVO
                                   CORPORATION


                                October 24, 2000

Dear Shareholder:

         You are cordially invited to attend the special meeting of shareholders of WAVO Corporation on November 27, 2000, at 2:00 PM, Mountain Standard Time, at the Phoenix Airport Marriott, 1101 N. 44th Street, Phoenix, Arizona.

         We were notified by The Nasdaq Stock Market, Inc. that our common stock would be delisted from Nasdaq if the share price of our common stock continued to be below $1.00. We expect to apply to Nasdaq for a hearing and, if granted, the delisting will be stayed during the hearing period. If a delisting were to occur, our common stock would trade on the OTC Bulletin Board or in the "pink sheets" maintained by the National Quotation Bureau, Inc. These markets are generally considered to be less attractive than The Nasdaq Stock Market. Accordingly, in an effort to increase the share price of our common stock to above $1.00, the board of directors has considered and approved an amendment to our articles of incorporation that will result an eight-for-one reverse stock split and an increase in the amount of our authorized common stock after giving effect to the reverse stock splin.

     As described in the enclosed proxy statement, at the special meeting you will be asked to consider and vote upon a proposal to approve and adopt an amendment to our existing amended and restated articles of incorporation that will result in a reverse stock split, whereby every eight (8) outstanding shares of our common stock owned by a shareholder would be combined into one (1) new share and an increase in the number of shares of authorized common stock to 25,000,000 shares after giving effect to the reverse stock split.

         You are urged to read the accompanying proxy statement, which provides you with a description of the terms of the proposed transaction.

         It is very important that your shares be represented at the special meeting. Whether or not you plan to attend the special meeting, please complete, sign, date and return the enclosed proxy card in the postage-paid envelope provided. Executed proxy cards with no instructions indicated thereon will be voted for approval and adoption of the amendment.

         Please do not send any of your stock certificates at this time. If the amendment is approved and the reverse stock split is consummated, we will send you a letter explaining the procedures for exchanging your shares for new shares.

                                       Sincerely,

                                       /S/ DAVID E. DEEDS

                                       David E. Deeds
                                       Chairman and Chief Executive Officer

                                WAVO CORPORATION
                        3131 E. CAMELBACK ROAD, SUITE 320
                             PHOENIX, ARIZONA 85016
                                 (602) 952-5500

             ------------------------------------------------------

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

             ------------------------------------------------------

         Notice is hereby given that a special meeting of shareholders of WAVO Corporation will be held on November 27, 2000, at 2:00 PM, Mountain Standard Time, at the Phoenix Airport Marriott, 1101 N. 44th Street, Phoenix, Arizona, to take action on the following matters:

         1. To approve an amendment to WAVO's Amended and Restated Articles of Incorporation providing for a stock combination (reverse stock split) pursuant to which every eight (8) shares of our outstanding common stock would be combined into one (1) new share of common stock and an increase in our authorized shares of common stock to 25,000,000 shares after giving effect to the reverse stock split; and

         2. To transact such other business as may properly come before the meeting or any adjournment thereof.

         The board of directors has fixed the close of business on October 20, 2000, as the record date for the determination of shareholders entitled to notice of, and to vote at, the special meeting.

         Whether or not you expect to attend the special meeting, please complete, sign, date and return the enclosed proxy card in the postage-paid envelope provided. You may revoke this proxy at any time prior to the special meeting and, if you attend the special meeting, you may vote your shares in person.

                                       BY ORDER OF THE BOARD OF DIRECTORS

                                       /S/ DOUGLAS J. REICH

                                       Douglas J. Reich
                                       Secretary

Dated:  October 24, 2000

                                TABLE OF CONTENTS

                                                                            Page

About the Special Meeting....................................................1
Summary of the Amendment Proposal............................................3
Summary of Other Matters In Connection With the Meeting......................5
Proposal Regarding the Amendment of Amended & Restated
 Articles of Incorporation...................................................5
Security Ownership of Certain Beneficial Owners and Management..............13
Other Matters...............................................................13

                                WAVO CORPORATION
                        3131 E. CAMELBACK ROAD, SUITE 320
                             PHOENIX, ARIZONA 85016
                                 (602) 952-5500

             ------------------------------------------------------

                                 PROXY STATEMENT
                       FOR SPECIAL MEETING OF SHAREHOLDERS

             ------------------------------------------------------


         This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of WAVO Corporation for use at a special meeting of shareholders to be held on November 27, 2000, or at any adjournments thereof, for the purposes set forth herein and in the foregoing notice. This proxy statement and the accompanying proxy card are being mailed to our shareholders on or about November 1, 2000.

         THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED ON THE FAIRNESS OR MERITS OF SUCH TRANSACTIONS OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

         The following series of questions and answers highlights selected information from this proxy statement and may not contain all of the information that is important to you. You should carefully read this entire proxy statement to fully understand the proposed reverse stock split to be voted on at the special meeting.

                            ABOUT THE SPECIAL MEETING

WHEN AND WHERE IS THE SPECIAL MEETING?

         The special meeting will be held on November 27, 2000, at 2:00 PM, Mountain Standard Time, at the Phoenix Airport Marriott, 1101 N. 44th Street, Phoenix, Arizona.

WHAT IS THE PURPOSE OF THE SPECIAL MEETING?

         At the special meeting, shareholders will vote upon a proposal to amend our Amended and Restated Articles of Incorporation to provide for an eight-for-one reverse stock split, which we refer to as the "reverse split," and an increase in our authorized shares of common stock after giving effect to the reverse split. If the shareholders approve the proposal, the board of directors will file articles of amendment with the Secretary of State of Indiana to effectuate the reverse split and the increase in our authorized shares of common stock. We refer to the articles as the "articles of amendment."

WHO IS ENTITLED TO VOTE AT THE SPECIAL MEETING?

         Those persons who were shareholders of record of WAVO at the close of business on October 20, 2000, the record date fixed by our board of directors, are entitled to vote at the special meeting. As of the close of business on October 20, 2000, WAVO had outstanding _______________ shares of common stock. Each shareholder of record on the record date is entitled to one vote for each share then held on each matter submitted to a vote of the shareholders.

WHAT ARE OUR OBJECTIVES?

         We were notified by The Nasdaq Stock Market, Inc. on August 8, 2000 that our common stock would be delisted from The Nasdaq National Market if the share price of our common stock continues to be below $1.00.

         Under Nasdaq's listing maintenance standards, if the closing bid price of our common stock is under $1.00 per share for thirty consecutive trading days and does not thereafter regain compliance for a minimum of ten consecutive trading days during the ninety calendar days following notification by Nasdaq, Nasdaq may delist our common stock from trading on The Nasdaq National Market. If a delisting were to occur, our common stock would trade on the OTC Bulletin Board or in the "pink sheets" maintained by the National Quotation Bureau, Inc. These markets are generally considered to be less attractive than The Nasdaq Stock Market.

         The principal objective of the reverse split is to increase the market price of our common stock above the Nasdaq minimum bid requirement. We believe that maintaining our Nasdaq listing may provide us with a broader market for our common stock and facilitate the use of our common stock in acquisitions and financing transactions in which we may engage.

         As a result of the reverse split, the number of shares of common stock we will be authorized to issue will be automatically reduced to 12,500,000 from 100,000,000. Because we believe that 12,500,000 authorized shares of common stock will not provide us with sufficient flexibility to meet corporate objectives or respond to potential future needs or opportunities, the amendment includes an increase in the amount of our authorized common stock to 25,000,000 shares immediately after giving effect to the reverse split. The amendment will not affect the authorized number of shares of preferred stock.

         The proposed increase to our authorized shares of common stock is being made primarily for the following reasons:

         - to permit us to satisfy existing obligations to issue shares of our common stock upon conversions of our convertible preferred stock and the exercise of outstanding warrants and options;

         - to permit us to declare potential future stock splits and/or stock dividends;

         - to permit us to enter into potential future financing transactions involving the issuance of additional shares of common stock (or securities convertible into shares of common stock);

         - to permit us to issue additional shares as consideration in potential future mergers or acquisitions of other companies or other businesses, assets or technologies; and

         - to permit us to issue additional shares for other general corporate purposes.

HOW WILL THESE OBJECTIVES BE ACCOMPLISHED?

         If the amendment is approved by the shareholders, each eight (8) outstanding shares of our common stock owned by a shareholder (which we will refer to as "old shares"), would be combined into one (1) new share (which we will refer to as "new shares"). The number of old shares for which each new share is to be combined into is referred to as the "combination number." The reverse split will be effected simultaneously for all common stock and the combination number will be the same for all common stock. Upon effectiveness of the reverse split, the purchase or conversion price and number of shares to be acquired pursuant to each option, warrant or convertible instrument outstanding will be adjusted proportionately. Approval of the amendment also will increase our authorized shares of common stock to 25,000,000 after giving effect to the reverse split.

         The principal purpose of the reverse split is to increase the market price of our common stock above the Nasdaq minimum bid requirement, which does not adjust for the reverse split. However, we cannot predict the effect the reverse split will have on the market price for our common stock, and the history of similar stock split combinations for companies in like circumstances is varied. The market price per new share of our common stock after the reverse split may not rise in proportion to the reduction in the number of old shares. In addition, the market price per new share may never exceed or remain in excess of the $1.00 minimum bid price as required by Nasdaq, or otherwise meet the requirements of Nasdaq for continued inclusion for trading on Nasdaq. The market price of our common stock may also be based on our performance and other factors, some of which may be unrelated to the number of shares outstanding.

                        SUMMARY OF THE AMENDMENT PROPOSAL

WHAT EFFECT WILL THE AMENDMENT HAVE ON ME?

         You will receive one (1) new share for each eight (8) old shares that you own and any fractional share that you are entitled to will be rounded up to the nearest whole share.

AM I ENTITLED TO DISSENT FROM THE PROPOSED AMENDMENT?

         No. Under the Indiana Business Corporation Law, our shareholders are not entitled to dissenter's rights with respect to our proposed amendment to our Amended and Restated Articles of Incorporation and we will not independently provide our shareholders with any such right.

WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE SPLIT?

         You are urged to consult with your own tax advisor with respect to the tax consequences of the reverse split.

         A summary of the federal income tax consequences of the reverse split is set forth below. The discussion is based on present federal income tax law. The discussion is not intended to be, nor should it be relied on as, a comprehensive analysis of the tax issues arising from or relating to the reverse split. Income tax consequences to you may vary from the federal tax consequences described generally below.

         The reverse split is an isolated transaction and is not part of a plan to periodically increase any shareholder's proportionate interest in our assets, earnings or profits. As a result, no gain or loss should be recognized by a shareholder upon such shareholder's exchange of old shares for new shares pursuant to the reverse split (except to the extent of any additional shares received in lieu of a fractional new share).

         The issuance of additional shares in lieu of a fractional new share should be treated as if the fractional share were issued to the shareholder. A shareholder receiving such issuance should recognize gain or loss equal to the difference, if any, between the value of the share received and the shareholder's basis in the share (determined as provided below). Such gain or loss will be capital gain or loss with respect to a shareholder provided the issuance of the share in lieu of the fractional share is a mere mechanical rounding off of fractions and not separately bargained for consideration and the payment is otherwise not essentially equivalent to a dividend.

         For this purpose, a payment is not essentially equivalent to a dividend if it results in a "meaningful reduction" in the shareholder's percentage interest in WAVO, taking into account the constructive ownership rules and redemptions of fractional shares from all the shareholders. The Internal Revenue Service has ruled publicly that any reduction in the percentage interest of a small minority shareholder in a publicly-held corporation who exercises no control over corporate affairs should constitute a meaningful reduction. The aggregate tax basis of the new shares received in the reverse split (including any fraction of a new share deemed to have been received) will be the same as the shareholder's aggregate tax basis in the old shares exchanged therefor.

         No information is provided herein with respect to the tax consequences, if any, of the reverse split under applicable state, local, foreign, and other tax laws. No ruling from the Internal Revenue Service or opinion of counsel will be obtained regarding the federal income tax consequences to the shareholders as a result of the reverse split.

         The foregoing discussion is based upon the provisions of the Internal Revenue Code, applicable Treasury regulations thereunder, Internal Revenue Service rulings, and judicial decisions as in effect as of the date of this document. We cannot guarantee that future legislative, administrative or judicial changes or interpretations will not affect the accuracy of the statements or conclusions set forth herein. Any such change could apply retroactively and could affect the accuracy of this discussion.

WHAT IS THE BOARD'S RECOMMENDATION?

         The board of directors unanimously recommends that you vote "FOR" the proposal to amend our Amended and Restated Articles of Incorporation.

         By written consent dated October 13, 2000, the board of directors unanimously approved the adoption of the amendment. The board of directors has unanimously concluded that the reverse split and the increase to our authorized shares of common stock after giving effect to the reverse split are in the best interests of WAVO and its shareholders.

WHAT VOTE IS REQUIRED TO APPROVE THE AMENDMENT?

         The affirmative vote of a majority of the old shares represented and entitled to vote at the meeting is required to approve the amendment of our Amended and Restated Articles of Incorporation.

         Proxy cards that are returned without a vote indicated thereon are counted as shares eligible to vote at the special meeting in determining whether a quorum is present, and will be counted as votes cast "for" the approval and adoption of the amendment. Abstentions and "broker non-votes" are counted as shares eligible to vote at the special meeting in determining whether a quorum is present, but do not represent votes cast with respect to any proposal. "Broker non-votes" are shares held by a broker or nominee with respect to shares held by it as to which instructions have not been received from the beneficial owners or persons entitled to vote and the broker or nominee does not have discretionary voting power. To indicate a "broker non-vote," the broker must physically cross out those portions of the proxy card where it does not have discretionary voting power.

HAS THE COMPANY OBTAINED AN INDEPENDENT OPINION REGARDING THE REVERSE SPLIT?

         No.  We have not obtained any such opinion.


             SUMMARY OF OTHER MATTERS IN CONNECTION WITH THE MEETING

WHAT DO I NEED TO DO NOW?

         Read this proxy statement and mail your signed proxy card in the enclosed return envelope as soon as possible, so that your shares can be represented at the special meeting.

CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

         Yes. You have an unconditional right to revoke your proxy at any time prior to its exercise, either in person at the special meeting or by filing a written revocation or duly executed proxy bearing a later date with our Secretary at our offices.

WHAT ARE THE VOTING PROCEDURES AT THE SPECIAL MEETING?

         The attendance, in person or by proxy, of the holders of a majority of the outstanding shares of common stock entitled to vote at the special meeting is necessary to constitute a quorum. If less than a majority of outstanding shares entitled to vote are represented at the special meeting, a majority of the shares so represented may adjourn the special meeting to another date, time or place, and notice need not be given of the new date, time or place if the new date, time or place is announced at the meeting before an adjournment is taken. A majority of the shares represented and entitled to vote at the special meeting is required to adopt the proposal described in this proxy statement.

         A proxy card is enclosed for use at the special meeting. When such proxy is properly executed and returned, the shares it represents will be voted at the special meeting in accordance with any instructions noted thereon. If no direction is indicated, all shares represented by valid proxies received pursuant to this solicitation (and not revoked prior to exercise) will be voted in favor of the proposal.

SHOULD I SEND MY STOCK CERTIFICATES IN NOW?

         No, do not send in your stock certificates now. After the amendment is approved and the reverse split effected, we will send you instructions for submitting your stock certificate(s) in exchange for a stock certificate representing your shares of new shares.

            PROPOSAL REGARDING THE AMENDMENT OF AMENDED AND RESTATED

                            ARTICLES OF INCORPORATION

BACKGROUND

         Our common stock is quoted on The Nasdaq National Market. In order for our common stock to continue to be quoted on Nasdaq, we must satisfy various listing maintenance standards established by Nasdaq. Among other things, we are required to have net tangible assets (total assets, excluding goodwill, minus total liabilities) of at least $4 million, and our common stock must have:

         - an aggregate market value of shares held by persons other than officers, directors and 10% shareholders of at least $5 million;

         -    at least 400 persons who own at least 100 shares; and

         -    a minimum closing bid price of at least $1.00 per share.

         Under Nasdaq's listing maintenance standards, if the closing bid price of our common stock is under $1.00 per share for thirty consecutive trading days and does not thereafter regain compliance for a minimum of ten consecutive trading days during the ninety calendar days following notification by Nasdaq, Nasdaq may delist our common stock from trading on Nasdaq. If a delisting were to occur, our common stock would trade on the OTC Bulletin Board or in the "pink sheets" maintained by the National Quotation Bureau, Inc. These markets are generally considered to be less attractive than The Nasdaq Stock Market.

         On August 8, 2000, we received a letter from Nasdaq advising that our common stock had not met Nasdaq's minimum bid price requirement for thirty consecutive trading days and that, if we were unable to demonstrate compliance with this requirement during the ninety calendar days ending November 6, 2000, our common stock would be delisted at the opening of business on November 8, 2000. We understand that it is Nasdaq's position that an ability to demonstrate sustained compliance is also required to achieve compliance with this requirement. We expect to apply to Nasdaq for a hearing and, if granted, the delisting will be stayed during the hearing period.

         The board of directors considered the potential harm to WAVO of a delisting from Nasdaq, and determined that a reverse stock split was the best way of achieving compliance with Nasdaq's listing standards. In addition, because the reverse split would have the effect of reducing the number of our authorized shares of common stock to a level that could restrict our ability to meet corporate objectives or respond to potential future needs or opportunities, the board of directors determined that it would be in the best interests of WAVO and the shareholders to increase our authorized shares of common stock after giving effect to the reverse split. On October 13, 2000, the board adopted resolutions, subject to approval by our shareholders, to amend our Amended and Restated Articles of Incorporation to effect an eight for one stock combination (reverse stock split) of our outstanding shares of common stock, issue a new whole share to each shareholder entitled to receive a fractional share, and increase our authorized shares of common stock to 25,000,000 after giving effect to the reverse split. The reverse split will not change the par value of our common stock or preferred stock. These resolutions were approved as a means of increasing the share price of our common stock above $1.00 and providing for enough authorized shares of common stock after the reverse split to meet corporate objectives.

PURPOSE AND MATERIAL EFFECTS OF PROPOSED AMENDMENT

         One of the key requirements for continued listing on Nasdaq is that our common stock must maintain a minimum bid price above $1.00 per share. We believe that the reverse split will improve the price level of our common stock so that we are able to maintain compliance with the Nasdaq listing standards. We also believe that the higher share price which should result from the reverse split will help generate interest in WAVO among investors. Furthermore, we believe that maintaining our Nasdaq listing may provide us with a broader market for our common stock and facilitate the use of our common stock in acquisitions and financing transactions in which we may engage.

         The reverse split will affect all of our shareholders uniformly and will not affect any shareholder's percentage ownership interest in us or proportionate voting power, except to the extent that the reverse split results in any of our shareholders owning a fractional share. In lieu of issuing fractional shares, we will round up each fractional share to the nearest whole share.

         The principal effect of the reverse split will be that (i) the number of authorized shares of WAVO's common stock will be reduced from 100,000,000 to 12,500,000, (ii) the number of shares of common stock issued and outstanding will be reduced from approximately 47,730,931 shares to approximately 5,966,366 shares, (iii) all outstanding options, warrants and other convertible instruments will be adjusted proportionately, and (iv) the number of shares reserved for issuance in our various stock option and other benefit plans will be reduced to 1/8 of the number of shares currently included in those plans.

         The reverse split will not affect the par value of our common stock. The per share net income or loss and net book value of our common stock will be increased because there will be fewer shares of our common stock outstanding.

         The reverse split will not change the proportionate equity interests of our shareholders, nor will the respective voting rights and other rights of shareholders be altered, except for possible immaterial changes due to the rounding up of fractional shares in lieu of issuing such fractional shares. The common stock issued pursuant to the reverse split will remain fully paid and non-assessable. We will continue to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934.

         We believe that the increase to our authorized shares of common stock will provide us with more flexibility to issue shares of common stock in order to meet corporate objectives and respond to potential future needs and opportunities and will permit us to:

         - satisfy existing obligations to issue shares of our common stock upon conversions of our convertible preferred stock and the exercise of outstanding warrants and options;

         -    declare potential future stock splits and/or stock dividends;

         - enter into potential future financing transactions involving the issuance of additional shares of common stock (or securities convertible into shares of common stock);

         - issue additional shares as consideration in potential future mergers or acquisitions of other companies or other businesses, assets or technologies; and

         -    issue additional shares for other general corporate purposes.

         Authorized but unissued shares of common stock may be issued in the future for such consideration as our board of directors determines to be adequate, which could have a dilutive effect on you. You may or may not be given the opportunity to vote on such issuances, depending upon the nature of any such transactions, applicable law, the rules and policies of Nasdaq and the judgment of the board of directors. Shareholders have no preemptive rights to subscribe to newly issued shares of our capital stock to maintain their proportionate ownership interest. Having a substantial number of authorized and unreserved shares of common stock could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock. Although we have no present intent to do so, we could use the additional shares to attempt to resist a takeover effort. This could delay, defer or prevent a change in control of WAVO. Any future issuances of additional shares of common stock may also, among other effects, have a dilutive effect on earnings per share of common stock and on the equity or voting rights of shareholders at the time the shares are issued.

         The board of directors believes that the proposed increase in the number of authorized shares of common stock will provide the flexibility needed to meet important corporate objectives and that such proposed increase is in the best interests of WAVO and the shareholders.

CERTAIN EFFECTS OF THE AMENDMENT

         The following table illustrates the principal effects of the amendment on our common stock:

                                                                                    Prior to          After
                                                                                    Amendment       Amendment
                                                                                  ------------    ------------

Number of Shares
Common Stock, no par value:
     Authorized ...............................................................    100,000,000      25,000,000
     Issued and Outstanding ...................................................     47,730,931       5,966,366
     Reserved for Issuance Pursuant to outstanding Options, Warrants and
     Convertible Preferred Shares(1) ..........................................     11,850,600       1,481,325
     Available for Future Issuance (not subject to Outstanding Warrants, Rights
     or Convertible Securities) ...............................................     40,418,469      17,552,309

Financial Data:(2)
Shareholders' Equity as of June 30, 2000:
     Preferred Stock ..........................................................      5,521,593       5,521,593
     Common Stock .............................................................    159,369,009     159,369,009
     Treasury Stock ...........................................................     (4,685,405)     (4,685,405)
     Accumulated Deficit ......................................................   (146,985,500)   (146,985,500)
                                                                                  ------------    ------------

Total Shareholders' Equity ....................................................    (13,219,697)    (13,219,697)
                                                                                  ------------    ------------

Net Loss per share:

     Three months ended June 30, 2000
     Basic and diluted                                                            $       (.32)   $      (2.59)

(1) Gives effect to the reverse split as if it occurred on the record date (subject to further adjustment in accordance with their terms).

(2) Financial data gives effect to the reverse split as if it occurred on January 1, 2000, subject to further adjustment.


         Shareholders should recognize that if the reverse split is effectuated they will own a fewer number of shares than they presently own (a number equal to the number of shares owned immediately prior to the filing of the articles of amendment divided by the combination number). While we expect that the reverse split will result in an increase in the market price of our common stock, there can be no assurance that the reverse split will increase the market price of our common stock by a multiple equal to the combination number or result in the permanent increase in the market price (which is dependent upon many factors, including our performance and prospects). Also, should the market price of our common stock decline, the percentage decline as an absolute number and as a percentage of our overall market capitalization may be greater than would pertain in the absence of a reverse split. Furthermore, the possibility exists that liquidity in the market price of our common stock could be adversely affected by the reduced number of shares that would be outstanding after the reverse split. In addition, the reverse split will increase the number of shareholders of WAVO who own odd lots (less than 100 shares). Shareholders who hold odd lots typically will experience an increase in the cost of selling their shares, as well as possible greater difficulty in effecting such sales. We cannot assure you that the reverse split will be effected in sufficient time to satisfy Nasdaq rules or that, even if it is, we will be able to continue to satisfy Nasdaq rules (including but not limited to the minimum bid price requirement) in the future. Consequently, the reverse split may not achieve the desired results that have been outlined above.

PROCEDURE FOR EFFECTING THE AMENDMENT

         If the amendment is approved by our shareholders, we will promptly file articles of amendment with the Secretary of State of the State of Indiana. The articles of amendment will amend the existing provision of our Amended and Restated Articles of Incorporation relating to our authorized capital.

Accordingly, Sections A and B of Article III of the Amended and Restated Articles of Incorporation will be revised in their entirety to read as follows:

     Section A. Number of Authorized Shares. The Corporation is authorized to issue 25,000,000 shares of common stock, without par value ("Common Shares"), and 25,000,000 shares of preferred stock.

     Section B. Rights of Common Shares.

     (1) Voting Rights. Each holder of Common Shares of the Corporation shall be entitled to one vote for each such share standing in such shareholder's name on the books of the Corporation.

     (2) Dividends and Other Distributions. Subject to the rights of holders of any class or series of shares having a preference over the Common Shares as to dividends or upon liquidation, holders of Common Shares are entitled to such dividends as may be declared by the board of directors of the Corporation out of funds lawfully available therefor. All dividends shall be paid in equal amounts per share to holders of Common Shares.

     (3) REVERSE STOCK SPLIT. EACH EIGHT (8) COMMON SHARES ISSUED AND OUTSTANDING AS OF THE DATE AND TIME IMMEDIATELY PRECEDING THE FILING OF THESE ARTICLES OF AMENDMENT (THE "SPLIT EFFECTIVE DATE"), SHALL BE AUTOMATICALLY COMBINED, CHANGED AND RECLASSIFIED, AS OF THE SPLIT EFFECTIVE DATE INTO ONE (1) FULLY PAID AND NON-ASSESSABLE COMMON SHARE; PROVIDED, HOWEVER, THAT ANY FRACTIONAL INTEREST RESULTING FROM SUCH COMBINATION AND CHANGE SHALL BE ROUNDED UP TO THE NEAREST WHOLE SHARE. SHARE INTERESTS DUE TO ROUNDING ARE GIVEN SOLELY TO SAVE THE EXPENSE AND INCONVENIENCE OF ISSUING FRACTIONAL SHARES AND DO NOT REPRESENT SEPARATELY BARGAINED FOR CONSIDERATION.

     The reverse split and increase to our authorized shares of common stock after giving effect to the reverse split will become effective on the date of filing the articles of amendment, which we will refer to as the "effective date." Beginning on the effective date, each certificate representing old shares will be deemed for all purposes to evidence ownership of new shares.

     As soon as practicable after the effective date, we will notify shareholders that the reverse split has been effected. Our transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates. We refer to such person as the "exchange agent." Holders of old shares will be asked to surrender to the exchange agent certificates representing old shares in exchange for certificates representing new shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by us. No new certificates will be issued to a shareholder until such shareholder has surrendered such shareholder's outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. Shareholders should not destroy any stock certificate and should not submit any certificates until requested to do so. Even if shareholders do not exchange their share certificate(s), the shares will be deemed to be combined on an eight for one basis pursuant to the reverse stock split as approved.

FRACTIONAL SHARES

     We will not issue fractional certificates for new shares in connection with the reverse split. Shareholders who otherwise would be entitled to receive fractional shares because they hold a number of old shares not evenly divisible by eight will receive a certificate representing their new shares rounded up to the nearest whole share.

NO DISSENTER'S RIGHTS

         Under the Indiana Business Corporation Law, our shareholders are not entitled to dissenter's rights with respect to our proposed amendment to our Amended and Restated Articles of Incorporation and we will not independently provide our shareholders with any such right.

FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE SPLIT

         You are urged to consult with your own tax advisor with respect to the tax consequences of the reverse split.

         A summary of the federal income tax consequences of the reverse split is set forth below. The discussion is based on present federal income tax law. The discussion is not intended to be, nor should it be relied on as, a comprehensive analysis of the tax issues arising from or relating to the reverse split. Income tax consequences to you may vary from the federal tax consequences described generally below.

         The reverse split is an isolated transaction and is not part of a plan to periodically increase any shareholder's proportionate interest in our assets, earnings or profits. As a result, no gain or loss should be recognized by a shareholder upon such shareholder's exchange of old shares for new shares pursuant to the reverse split (except to the extent of any additional shares received in lieu of a fractional new share).

         The issuance of additional shares in lieu of a fractional new share should be treated as if the fractional share were issued to the shareholder. A shareholder receiving such issuance should recognize gain or loss equal to the difference, if any, between the value of the share received and the shareholder's basis in the share (determined as provided below). Such gain or loss will be capital gain or loss with respect to a shareholder provided the issuance of the share in lieu of the fractional share is a mere mechanical rounding off of fractions and not separately bargained for consideration and the payment is otherwise not essentially equivalent to a dividend.

         For this purpose, a payment is not essentially equivalent to a dividend if it results in a "meaningful reduction" in the shareholder's percentage interest in WAVO, taking into account the constructive ownership rules and redemptions of fractional shares from all the shareholders. The Internal Revenue Service has ruled publicly that any reduction in the percentage interest of a small minority shareholder in a publicly-held corporation who exercises no control over corporate affairs should constitute a meaningful reduction. The aggregate tax basis of the new shares received in the reverse split (including any fraction of a new share deemed to have been received) will be the same as the shareholder's aggregate tax basis in the old shares exchanged therefor.

         No information is provided herein with respect to the tax consequences, if any, of the reverse split under applicable state, local, foreign, and other tax laws. No ruling from the Internal Revenue Service or opinion of counsel will be obtained regarding the federal income tax consequences to the shareholders as a result of the reverse split.

         The foregoing discussion is based upon the provisions of the Internal Revenue Code, applicable Treasury regulations thereunder, Internal Revenue Service rulings, and judicial decisions as in effect as of the date of this document. We cannot guarantee that future legislative, administrative or judicial changes or interpretations will not affect the accuracy of the statements or conclusions set forth herein. Any such change could apply retroactively and could affect the accuracy of this discussion.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE PROPOSAL TO AMEND OUR AMENDED AND RESTATED ARTICLES OF INCORPORATION.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information regarding the beneficial ownership of our common stock as of October 13, 2000, of (i) each person known by us to beneficially own 5% or more of our outstanding common stock, (ii) each of our current directors, (iii) each of our named executive officers (meaning our Chief Executive Officer and our four most highly compensated officers), and (iv) all current directors and executive officers as a group. Such information is based upon information furnished by each such person and is correct to the best of our knowledge. In certain cases, shares required under rules of the Securities and Exchange Commission to be shown as beneficially owned are shares as to which the indicated person holds only rights to acquire within 60 days through the exercise of stock options or otherwise. Unless otherwise stated, the indicated persons have sole voting and investment power with respect to the shares listed. Except as otherwise indicated below, the address for each holder of more than 5% of our outstanding common stock is our principal office. The indicated percentages are based upon the number of shares of common stock of WAVO outstanding as of October 13, 2000, plus, where applicable, the number of shares that the indicated person or group had a right to acquire within 60 days of such date.

                                                     NUMBER        PERCENT
         NAME                                      OF SHARES        OWNED
         ----                                      ---------        -----

         David E. Deeds .......................   5,024,861(1)      10.6%
         Michael J. Coffin ....................       9,000          0.02%
         Kenneth D. Swenson ...................     795,200(2)       2.7%
         Douglas J. Reich .....................     257,000(3)       0.6%
         Glenn Scolnik ........................     110,000(4)       0.2%
         J. Robert Collins ....................      85,000(5)       0.2%

         All Officers and Directors as a group
         (6 persons) ..........................   6,281,061(6)      12.8%

(1) Includes 501,963 shares of common stock issuable upon conversion of Series 1994 Preferred Shares and options to purchase 1,360,000 shares of common stock.

(2) 200 of these shares are held by his spouse. Includes options to purchase 785,000 shares of common stock.

(3)  Includes options to purchase 257,000 shares of common stock.

(4) 25,000 of these shares are jointly held with his spouse. Includes options to purchase 85,000 shares of common stock.

(5)  Includes options to purchase 85,000 shares of common stock.

(6) Includes options to purchase a total of 2,572,000 shares of common stock, and 501,963 shares of common stock issuable upon conversion of Series 1994 Preferred Shares.

                                  OTHER MATTERS

     As of the date hereof, WAVO knows of no matter, other than those referred to herein, which will be presented at the special meeting of shareholders. If, however, any other appropriate business should properly be presented at the meeting, the persons named in the enclosed form of proxy will vote the proxies in accordance with their best judgment.

EXPENSES OF SOLICITATION

     The accompanying proxy is solicited by and on behalf of our board of directors, and the entire cost of such solicitation will be borne by us. In addition to the use of the mails, proxies may be solicited by directors, officers and employees of WAVO, by personal interview, telephone and facsimile.

Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and we will reimburse them for reasonable out-of-pocket and clerical expenses incurred by them in connection with this process.

FINANCIAL AND OTHER INFORMATION

     Copies of our complete annual report, Form 10-K and most recent Form 10-Q are available without charge upon request made to our corporate offices.

DISCRETIONARY AUTHORITY

     The special meeting is called for the specific purposes set forth in the notice of special meeting as discussed above, and also for the purpose of transacting such other business as may properly come before the special meeting. At the date of this proxy statement the only matters which management intends to present, or is informed or expects that others will present for action at the special meeting, are those matters specifically referred to in such notice. As to any matters which may come before the special meeting other than those specified above, the proxy holder will be entitled to exercise discretionary authority.

October 24, 2000

PROXY

                                WAVO CORPORATION

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints David E. Deeds, Michael J. Coffin and Kenneth D. Swenson proxies, each with full power of substitution, and hereby authorizes them to represent and to vote, as designated below, all of the shares of common stock of WAVO Corporation held of record by the undersigned on October 20, 2000, which the undersigned is entitled to vote at the special meeting of shareholders to be held on November 27, 2000, and at any adjournment thereof.

     1. To approve an amendment to WAVO's Amended and Restated Articles of Incorporation to effect a stock combination (reverse stock split) pursuant to which every eight (8) shares of our outstanding common stock would be combined into one (1) new share of common stock, and to increase our authorized shares of common stock to 25,000,000 after giving effect to the reverse stock split.

          / /  For        / / Against       / / Abstain

     2. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment thereof.

     UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED IN FAVOR OF THE PROPOSAL LISTED ABOVE.

                                       Please sign here
exactly as name appears hereon.

Dated:                       , 2000
       ----------------------          -----------------------------------------
                                       Signature


                                       -----------------------------------------
                                       Signature (if held jointly)
                                       NOTE: Signatures should be identical with the name(s) indicated hereon. Joint owners should each sign personally. Persons signing as attorney, executor, administrator, trustee or guardian should give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.